Exhibit 99

News Release
FOR IMMEDIATE RELEASE	CONTACT
January 28, 2003	Craig Renner
301-843-8600

ACPT ACQUIRES TWO ST. CHARLES APARTMENT PROPERTIES

ST. CHARLES, MD.- American Community Properties Trust (AMEX, PSE:APO) announced today that it has completed the acquisition of a 95% interest, including controlling general partner interest, in two apartment properties in St. Charles.

ACPT contributed $1.7 million dollars to the Coachman's Landing and Village Lake apartment properties, owned by a related party, in exchange for a 95% ownership interest. Prior to the transaction, ACPT had managed the properties through its subsidiary, American Rental Management Company (ARMC); ARMC will continue providing management services to the properties.

ACPT financed the acquisition through a ten-year, $2 million dollar loan. The Company's share of cash flow from the properties will exceed payment amounts on the loan, resulting in a positive contribution to ACPT's cash flow.

Coachman's Landing features 104 two-bedroom patio apartments, with rents starting at $1,200 per month. Village Lake features 122 one-bedroom units in a mid-rise setting, with rents starting at $920 per month.

"These two properties, which have a strong reputation for quality and high occupancy rates, were priced below the appraised value," said Edwin L. Kelly, President and Chief Operating Officer of ACPT. "Consequently, this acquisition strengthens our apartment portfolio, and now fully consolidated, will increase Company revenues. A core component of our business plan has been to maximize the value and revenues provided by our apartment portfolio, and this acquisition represents another important step in meeting that goal," said Mr. Kelly.

During the fourth quarter of 2002, the Company refinanced three apartment properties in St. Charles and San Juan in order to buy out investment partners, finance improvements, increase the Company's share of revenues and cash flow from the properties, and repay recourse debt.

"ACPT will continue to look for opportunities to further the goals outlined by our Board of Trustees in the Company's long-term business plan," said Mr. Kelly. "These recent transactions all represent decisive steps to improve the Company's cash flow and overall financial performance."

For more information, visit us on the web at www.stcharlesmd.com For more information about ACPT, visit www.acptrust.com.

ACPT is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment apartment properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements related to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained.